Exhibit 10.1

Certain confidential information contained in this document,

marked by brackets, has been omitted because it is both

(i) not material and (ii) would be competitively harmful if publicly disclosed.

DEVELOPMENT AGREEMENT

by and between

SOPHIRIS BIO CORP.

and

VETTER PHARMA INTERNATIONAL GMBH

— ii —

TABLE OF CONTENTS

1:	DEFINITIONS	1

2:	SERVICES	4

3:	REPRESENTATIONS AND WARRANTIES BY CUSTOMER	5

4:	CONFIDENTIALITY	5

5:	MATERIALS	6

6:	CUSTOMER INSPECTIONS	7

7:	DEFECTS AND RECALLS	7

8:	PURCHASE ORDERS AND DELIVERY	8

9:	PRICES AND PAYMENTS	9

10:	APPROVALS, AUDITS AND CHANGES	9

11:	INTELLECTUAL PROPERTY	10

12:	INDEMNIFICATION, INSURANCE AND LIABILITY	11

13:	WARRANTIES	13

14:	TERM AND TERMINATION	13

15:	MISCELLANEOUS	14

	SIGNATURE PAGE	19

ANNEXES

ANNEX 1:	STATEMENT(S) OF WORK

ANNEX 2:	DEVELOPMENT QUALITY AGREEMENT

ANNEX 3:	CONFIDENTIALITY AGREEMENT

THIS DEVELOPMENT AGREEMENT (the “Agreement”) is made and entered into as of the 23rd day of January, 2018 (“Effective Date”), by and between Sophiris Bio Corp., a company duly organized and existing under the laws of Delaware and having its principal place of business at 1258 Prospect Street, La Jolla, California 92037 (“Customer”), and Vetter Pharma International GmbH, a company duly organized and existing under the laws of Germany, having its principal place of business at Eywiesenstraße 5, 88212 Ravensburg, Germany (“Vetter International”), Customer and Vetter International also being referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Vetter International is a specialist in providing services for aseptic filling and the packaging of compounds into syringes, vials, and cartridges; and

WHEREAS, Customer desires Vetter International to perform certain services for the development of its compounds for use in its clinical trials and other non-commercial uses within the applicable Territory;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, and subject to the provisions of this Agreement, Customer and Vetter International agree as follows:

1.

Definitions. For all purposes of this Agreement, and all amendments thereto, the following capitalized terms, whether used in singular or plural, will have the definitions set forth below, unless otherwise stated:

1.1.

“Affiliate” shall mean, with respect to Customer, any person, firm, company, or entity which is directly or indirectly controlled by Customer, and with respect to Vetter International, any person, firm, company, or entity which is under common control of the trustees/executors of the estate of Helmut Vetter. For all purposes hereof, “control” shall mean owning more than fifty percent (50%) of the voting stock or interests.

1.2.	“Agreement” shall have the meaning in the preamble.

1.3.	“API” shall mean the active pharmaceutical ingredient that is identified in the applicable Statement of Work.

1.4.	“API Invention” shall have the meaning set forth in Section 11.2.

1.5.	“Applicable Law” shall mean any law, statute, ordinance, rule, regulation, order or determination of any governmental agency or authority in the applicable jurisdiction.

1.6.	“Business Day” shall mean any calendar day other than a Saturday, a Sunday or a calendar day on which commercial banks located in either Baden-Wuttemberg, Germany or Skokie, Illinois, USA, are closed.

1.7.	“Change” shall have the meaning set forth in Section 10.4.

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1.8.	“Confidential Information” shall have the meaning set forth in that certain Confidentiality Agreement.

1.9.

“Confidentiality Agreement” shall mean that certain confidentiality agreement between Customer and Vetter International, or any of its Affiliates, dated 15 February 2017 and incorporated and attached hereto as Annex 3.

1.10.	“Customer Indemnitees” shall have the meaning set forth in Section 12.1.

1.11.

“Customer Material” shall mean any materials (including API) listed as customer materials in any Specifications or Statement of Work, and any other materials or items supplied under this Agreement by or on behalf of Customer, including information and documentation pertaining to manufacturing and handling specifications and requirements, testing procedures, GMP requirements and other technical information concerning the Manufacture of Product, as provided by, on behalf of, or directed by, Customer.

1.12.	“Deliverables” shall have the meaning set forth in Section 11.4.

1.13.	“Development Quality Agreement” shall mean the mutually agreed Development Quality Agreement, including all of its appendices, separately executed by the Parties and effective as of January 23, 2019.

1.14.	“Development Schedule” shall mean the mutually agreed upon plan for the Manufacture of the Product, attached as an annex to the applicable Statement of Work and incorporated herein by reference.

1.15.	“Effective Date” shall have the meaning in the preamble.

1.16.	“EMA” shall mean the European Medicines Agency, or any successor agency.

1.17.

“Equipment” shall mean the dedicated equipment listed and attached as an annex to the applicable Statement of Work or Budgetary Quotation, and incorporated herein by reference, for the Manufacture of the Product.

1.18.

“Facility” shall mean any of the facilities and non-dedicated equipment therein utilized by Vetter International for the Manufacture of the Product, either located in or near Ravensburg, Germany, Langenargen, Germany, or Skokie, Illinois, USA .

1.19.	“FDA” shall mean the United States Food and Drug Administration, or any successor agency.

1.20.	“Force Majeure” shall have the meaning set forth in Section 15.2.

1.21.	“GMP” means good manufacturing practices as applicable for the Services in each jurisdiction in the Territory.

1.22.	“Information” shall have the meaning set forth in the Confidentiality Agreement.

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1.23.

“Information of Customer” means all information provided by or on behalf of Customer, including information pertaining to the manufacturing, handling, testing procedures and other technical information regarding the Manufacture of the Product.

1.24.	“Losses” shall have the meaning set forth in Section 12.1.

1.25.	“Manufacture” means the manufacturing activities performed by Vetter International and its Affiliates and in accordance with the Specifications.

1.26.	“Manufacture Invention” shall have the meaning set forth in Section 11.3.

1.27.	“Parties” shall mean Customer and Vetter International, and “Party” shall mean either thereof.

1.28.	“Product” means the various application systems, pre-filled with the API and the result of the Manufacture Services.

1.29

“Regulatory Approvals” means any and all approvals, consents, permissions, and the like, required by law or under the terms of this Agreement to be obtained and maintained by Customer in order to Manufacture, use (including use in clinical trials), import, export, distribute, market, promote or sell the Product within the Territory.

1.30	“Representatives” shall mean any Affiliate and/or any employee, officer, director and trustee/executor of a Party and/or an Affiliate.

1.31	“Rules” shall have the meaning set forth in Section 15.11.

1.32	“Services” shall have the meaning in Section 2.1, including Manufacturing of Product.

1.33	“SOPs” shall mean Vetter International’s or its Affiliates’ standard operating procedures as applicable to the Manufacture of the Product.

1.34	“Specifications” shall mean the process development specifications, as agreed upon between the Parties and set forth in the DQA, for the Manufacture of the Product by Vetter International.

1.35	“Statement of Work” shall have the meaning set forth in Section 2.1

1.36	“Territory” shall mean worldwide except Japan.

1.37	“Vetter International” shall have the meaning set forth first above.

1.38	“Vetter International Indemnitees” shall have the meaning set forth in Section 12.2.

1.39	“Vetter International Property” shall have the meaning set forth in Section 11.4.

1.40	“Vetter Materials” shall mean the materials, equipment and other resources utilized by Vetter International for the performance of the Services.

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1.41

“Vetter Pharma” shall mean Vetter Pharma-Fertigung GmbH & Co. KG, a company duly organized and existing under the laws of Germany, having its principal place of business at Schützenstraße 87, 88212 Ravensburg, Germany, an Affiliate of Vetter International.

1.42	“Warehouse” shall mean the warehousing facilities of Vetter Pharma located at Helmut-Vetter-Straße 10, 88213 Ravensburg, Germany, as directed by Vetter International in writing.

2.	Services.

2.1.

From time to time, Customer may engage Vetter International to provide certain development and manufacturing related services (“Services”). This Agreement contains general terms and conditions under which Customer will engage Vetter International. Vetter International and Customer will complete and execute a statement of work (each, a “Statement of Work”) before any Services are rendered. Each Statement of Work will, at a minimum, detail the API, a description of the Services provided, and the payment schedule. If applicable, the Parties will execute a Development Quality Agreement in connection to the API and the Services provided prior to the commencement of any Services. Once a Statement of Work is executed, a Statement of Work becomes part of, and subject to, this Agreement. A Statement of Work may not change any term in this Agreement. Statements of Work will be attached to this Agreement as Annex 1.

2.2.

Performance. Vetter International agrees to use best commercial efforts to provide all Services identified in any Statement of Work: (a) within the time period specified in the applicable Statement of Work, (b) in accordance with all Applicable Laws, rules and regulations and (c) in accordance with the highest prevailing industry standards and practices for the performance of similar services at the Facility. However, it is understood and agreed that Vetter International makes no guaranty and no warranty (i) that the dates and timelines referenced in any document or agreed upon by the Parties will be met and (ii) as to the outcome of the Services or success in achieving Customer's objectives, any anticipated results and/or any target, whether set forth in this Agreement, any Statement of Work, the Specifications or any other document.

2.3.

Subcontracting. Vetter International will supply the Product to Customer in accordance with the terms of this Agreement. Customer acknowledges that Vetter International may subcontract any and all portions of the Services to Vetter Pharma. Further, Vetter International may subcontract internal logistic and warehousing operations to […***…]. Vetter International will remain liable for any performance of or failure to perform by Vetter Pharma, and […***…]. Other than these named sub-contractors, Vetter shall not sub-contract with any other entities without a prior written agreement from Customer consenting to such sub-contractor.

2.4.

Equipment. Vetter International will procure, either directly or by its Affiliates, Equipment for the performance of the Services as provided in the applicable Statement of Work. The Equipment will be dedicated to and paid for by Customer and Vetter agrees that the Equipment will only be used for the manufacture of Customer’s Product. The title of the Equipment will belong to and be insured by Vetter Pharma and Vetter Pharma will maintain and operate the Equipment in accordance with its SOPs at Vetter International’s expense, provided, however, that any costs related to the repair or replacement of any Equipment will be borne by Customer. Any costs for the procurement, repair or replacement of any Equipment will be invoiced by Vetter Pharma.

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2.5.

Statement of Work Amendments. If the scope of work under a Statement of Work materially changes, then the applicable Statement of Work may be amended as provided in this Section 2.5. If Vetter International or Customer identifies that a modification to the Statement of Work is necessary, the identifying Party will notify the other Party as soon as reasonably possible. The Parties will agree on an amendment to the Statement of Work, which will not be effective unless and until it has been signed by an authorized representative of each Party. If practical, Vetter International will continue to provide Services under the existing Statement of Work while an amendment to the Statement of Work is finalized and executed.

3.	Representations and Warranties.

3.1      Customer makes the following representations and warranties, and agrees to notify Vetter International in writing immediately upon learning of any future breach of these representations and warranties:

3.1.1 Organization of Customer. Customer is and will remain a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

3.1.2     Enforceability of this Agreement. The execution and delivery of this Agreement has been authorized by all requisite corporate action. This Agreement is and will remain a valid and binding obligation of Customer, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

3.1.3     Absence of Other Contractual Restrictions. Customer is under no contractual or other obligation or restriction that is inconsistent with Customer’s execution or performance of this Agreement. Customer will not enter into any agreement, either written or oral, that would conflict with Customer’s responsibilities under this Agreement.

3.1.4     Conflicts with Rights of Third Parties. To the best of Customer’s knowledge, the use of Customer Materials under this Agreement will not violate any patent, trade secret, or other proprietary or intellectual property of any third party.

3.2	Vetter makes the following representations and warranties, and agrees to notify Customer in writing immediately upon learning of any future breach of these representations and warranties:

3.2.1     Organization of Vetter International. Vetter International is and will remain a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

3.2.2     Enforceability of this Agreement. The execution and delivery of this Agreement has been authorized by all requisite corporate action. This Agreement is and will remain a valid and binding obligation of Vetter Internationnal, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

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3.2.3     Absence of other Contractual Restrictions. Vetter International is under no contractual obligation or restriction that is inconsistent with Vetter’s execution or performance of this Agreement. Vetter will not enter into any agreement, either written or oral, that would conflict with Vetter’s responsibilities under this Agreement.

3.2.4     Conflicts with Rights of Third Parties. To the best of Vetter International’s knowledge, the use of Vetter Materials under this Agreement will not violate any patent, trade secret, or other proprietary or intellectual property of any third party.

3.2.5     Warranty of Vetter Supplied Materials. Vetter International warrants, on behalf of itself and its Affiliates, that all Vetter Materials utilized hereunder for human use are in compliance with GMP, Agreed Specifications and the agreed manufacturing process.

4.

Confidentiality. The provisions of that certain Confidentiality Agreement will govern this Agreement in every respect (and the term Purpose (as therein defined) will be deemed to include the matters set forth or contemplated in this Agreement), except that the confidentiality obligations in the Confidentiality Agreement contained shall survive the expiration or early termination of this Agreement and shall remain in full force and effect for a period of ten (10) years from the effective date of termination or expiration of the Agreement.

5.	Materials.

5.1.

Materials. Customer will timely deliver, or have delivered, to the Facility as directed by Vetter International, free of any charge to Vetter International and at the sole risk to Customer, Customer Materials in sufficient quantities to enable Vetter International to perform the Services. If applicable, Customer Materials will be accompanied with certificates as reasonably requested by Vetter International or any of its Affiliates. All associated intellectual property rights of the Customer Materials will remain the exclusive property of Customer. Customer will provide information with respect to the Customer Materials, specifically the API, as Vetter International or its Affiliates may request. Customer will be responsible for obtaining any adequate insurance for the Customer Materials.

5.2.

Delay. In the event the Customer Materials are not timely delivered as directed by Vetter International for any reason, Vetter International may reasonably determine, in its sole discretion and after consulting with Customer, a new delivery date for the Product.

5.3.	Testing. All Vetter Materials and all Customer Materials will be tested in accordance with the Development Quality Agreement or Vetter International’s SOPs.

5.4.

Use. Vetter International and its Affiliates will use the Customer Materials solely for the Services and for no other purpose. Vetter International will notify Customer in writing of any surplus Customer Materials at the completion of the Services and, at Customer’s option and expense, will be either (i) disposed of, (ii) returned to the Customer, or (iii) handled in accordance with Customer’s written directions. At Customer’s written request, Vetter International will provide Customer copies of an inventory of Customer Materials stored at the Facility.

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5.5.

Liability for Materials. Neither Vetter International nor any of its Affiliates will be liable for any Customer Materials supplied to the Facility by or on behalf of Customer, including any testing or other services performed by any third party; provided however, that Vetter International will transfer, or cause to transfer, to Customer any warranties received in respect of any of the foregoing.

6.	Customer Inspections.

6.1.

Inspection. Customer will inspect the Product and review the accompanying batch documentation without delay, but in no event later than […***…] calendar days upon Customer’s receipt of either the Product or the batch documentation, whichever is received by Customer first. If either the Product or the batch documentation does not pass inspection by Customer, Customer will promptly notify Vetter International in writing. Customer will, as instructed by Vetter International, either return the rejected Product to the assigned Facility or dispose of the Product.

6.2.

Acceptance. Any Product or batch documentation not rejected as set forth in Section 6.1 above will be deemed accepted by Customer, to the extent that either the Product or batch documentation may contain any non-latent defect. Any Product or batch documentation that contains any latent defect will be deemed to be accepted by Customer unless Customer gives prompt written notice to Vetter International within a period no later than […***…] months after delivery of the batch documentation and Product.

6.3

Standard. With the exception of any deviations, of which Customer will be notified in writing as set forth in the Development Quality Agreement, all Product made available to Customer under this Agreement will have been Manufactured in accordance with the Specifications, Vetter’s SOP’s, under GMP conditions (if applicable), the Development Quality Agreement and the approved master batch records. Customer acknowledges that Vetter International and its Affiliates will not be found to be negligent so long as it can be shown by written documentation that the Product was Manufactured in accordance with the Specifications, Vetter’s SOP’s, GMP (if applicable), the Development Quality Agreement and the approved master batch records.

7.	Defects and Recalls.

7.1.

Defects. If Product has been rejected pursuant to Section 6.1, Vetter International will supply Customer with replacement Product and provide the corresponding batch documentation. If required, Customer will supply, or have supplied, sufficient quantities of Customer Materials for the replacement Product. Vetter International will not be responsible for the disposal of defective Product or to supply replacement Product, unless the defect is due to Vetter International’s (a) gross negligence to supply the Product or provide the batch documentation as required in this Agreement, (b) material breach of this Agreement, or (c) willful misconduct or violation of Applicable Laws, in which case, following Customer’s provision of additional API, Vetter International agrees to replace the Product without additional cost to Customer for the replacement Product. The obligations of this Section shall survive expiration or termination of this Agreement. Apart from supplying replacement Product as above, there will be no further payment or reimbursement by Vetter International or any of its Affiliates in connection to the defective Product and the replacement Product.

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7.2.

Recall. If a recall or return of the Product results from the Products’ non-conformity with the Specifications, the Development Quality Agreement, this Agreement, GMP, or Applicable Laws, or is initiated by a regulatory authority, and such non-conformity arose due to Vetter International’s or its Affiliates’gross negligence, Vetter International will, upon Customer’s written request, use commercially reasonable efforts to replace the recalled or returned Product with new Product, contingent upon receipt of API and other necessary Customer Materials required for the Manufacture of the replacement Products; provided, however, that Vetter International’s liability under this Section 7.2 will not exceed the limitations set forth in Section 12.

8.	Purchase Orders and Delivery.

8.1.

Purchase Orders. Customer will issue purchase orders to Vetter International pursuant to the applicable Statement of Work. The Product will be released on the Business Day specified by Customer and approved by Vetter International; however, if a Business Day is not specified or approved, then Vetter International will, in good faith, determine the month for release of the Product. The date of release requested by Customer will be no earlier than […***…] calendar days after receipt of the purchase order by Vetter International. Vetter International will confirm receipt of the purchase order within […***…] Business days of its receipt of the purchase order; provided, however, that Vetter International may reject the purchase order if the Services have not progressed to ensure timely Manufacture of the Product. This Agreement will supersede any terms and conditions contained in the purchase order.

8.2.	Cancellation or Rescheduling. In the event Customer cancels a purchase order, or reschedules any Services set forth in the applicable Statement of Work, the following fees will apply:

Cancellation or delay within […***…] calendar days of a scheduled batch run	Customer pays […***…] percent ([…***…] %) of the quoted batch price.
Cancellation or delay between […***…] and […***…] calendar days of a scheduled batch run	Customer pays […***…] percent ([…***…] %) of the quoted batch price.
Cancellation or delay between […***…] and […***…] calendar days of a scheduled batch run	Customer pays […***…] percent ([…***…] %) of the quoted batch price.

8.3.

Delivery. All Product released by Vetter International will be delivered Ex Works Warehouse (EXW Incoterms® 2010). Product will be deemed to be delivered and ready for collection by Customer upon written notification to Customer. Customer will collect the Product released by Vetter International or its Affiliates no later than […***…] calendar days upon receipt of written notification (“Collection Period”), until which time Vetter International will maintain the Product in storage at no cost to Customer but at Customer’s risk.

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8.4.

Warehousing. Unless otherwise agreed between the Parties, if the Product is not collected by Customer within the Collection Period, Vetter International will store the Product at the Facility at Customer’s risk and in accordance with Vetter International’s SOPs until a revised collection date is agreed upon by the Parties. Following the Collection Period and until Product is collected by Customer, Customer will pay storage fees at a rate of […***…] Euros (€[…***…] ) per pallet per month of 2-8°C refrigerated storage, or […***…] Euros (€[…***…] ) per pallet per month of controlled ambient storage.

8.5.

Delivery Assistance. In addition to Section 8.3 above, Vetter International and its Affiliates may, at its option and at Customer’s request with Customer bearing the cost and risk, provide assistance with (i) addressing special shipping requirements; (ii) obtaining licenses, official authorizations, clearances, customs, any other documents or information, including security related information that Customer may require for export, import, or transport of the Product to its final destination; (iii) making a contract for transport or insurance; or (iv) loading the packed Product in any container, collecting vehicle or other means of transport. At Vetter International’s request, Customer will provide information for taxation or reporting purposes with respect to the export of Product.

8.6.

Quarantine Shipments. Product may be shipped under quarantine upon prior written request by Customer and such written request will serve as conclusive notice by Customer that (i) Product is delivered and ready for collection by Customer, notwithstanding Section 8.3; and (ii) Customer assumes all risks and liabilities associated with the quarantine shipment.

9.	Prices and Payments.

9.1.

Price. Customer will pay Vetter International in the amounts set forth in the applicable Statement of Work, plus any applicable taxes, VAT, customs, fees and other duties. In the event of any change to the Services contained in a Statement of Work, both Parties will enter into good faith negotiations for any price adjustments. Vetter International reserves the right to reasonably change its prices due to any change in circumstances, such as, for instance, due to a revision of regulatory requirements or a change to the prices for Vetter Materials; provided, however, that in the event of a price increase in excess of […***…] percent, Customer shall have the right to terminate this Agreement and/or any Statement of Work according to the terms of Section 14.2, below, and without a termination penalty payment, so long as such increase does not result from a change in project scope made by Customer.

9.2.

Payment. Vetter International will issue an invoice upon delivery of Product as set forth in Section 8. Payments will be made in the currency set forth in the invoice and due […***…] calendar days from the date of receipt of the invoice. If Customer does not pay the invoice within […***…] calendar days from the date of receipt of the invoice, Vetter International will have the right to add interest to the invoiced amount at a rate of […***…] percent ([…***…]%) per annum, unless Customer has given notice of a dispute of the invoiced amount in good faith.

10.	Approvals, Audits and Changes.

10.1.

          Regulatory Contact. Customer will be responsible for obtaining and maintaining, at its cost and risk, all Regulatory Approvals for the Services. Customer will not distribute or otherwise use the Product, either for clinical or commercial purposes, without first obtaining Regulatory Approval, as legally required. Vetter International and its Affiliates will reasonably cooperate, at Customer’s expense, to provide information and other documentation with respect to Regulatory Approvals.

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10.2.

          Facility. Vetter International will ensure that all Affiliates or subcontractors pre-approved by Customer in writing, including but not limited to Vetter Pharma, shall obtain and maintain the necessary manufacturing authorization with respect to the Facility or the authorized facility, by the applicable German health authority in accordance with the German Medical Act (Arzneimittelgesetz) and, upon written request by Customer, Vetter International will make available a copy of such authorization. Customer acknowledges that certain regulatory authorities may have to approve the Manufacture of the Product, at Customer’s expense.

10.3.

          Audits. Vetter International will promptly, as legally permitted, notify Customer of any audit by a regulatory authority that relate directly to the Product and, if legally permitted, arrange for a representative of Customer onsite for all Product specific or pre-approval inspections. For audits performed by a regulatory agency, such as the FDA, EMA, or Germany health authorities, and the audit relates directly to the Product, the audit will be performed at Customer’s expense; provided, however, that in the event an audit takes place by a regulatory authority and the audit is not directly related to the Product, Customer will not be responsible for the associated costs.

10.4.

          Change Control. All changes to the Development Quality Agreement (each a “Change”) will be processed in accordance with the change control procedures set forth in the applicable Development Quality Agreement, subject to this Section 10.4 and Section 10.5. The Parties agree that the cost of any Change which does not result from Vetter International’s discretionary decision will be the responsibility of the Customer unless such Change is not specific to Customer’s Product, in which case the cost of such Change will be borne by the Customer only in proportion to the Product’s utilization of total Facility capacity.

10.5.

          Change Dispute. In the event of a good faith dispute regarding a Change, Customer and Vetter International will discuss in good faith a resolution for the dispute; provided, however, that Vetter International and its Affiliates will not be required to commence with the Services affected by the Change, without breaching this Agreement, until the dispute is resolved.

11.	Intellectual Property.

11.1.

          Existing Intellectual Property. Each Party shall continue to own all of its intellectual property (including patents, trademarks, trade secrets, know-how, industrial design, and other intellectual property) existing on or before the Effective Date (“Pre-Existing IP”), and neither Party nor any third party will acquire any right, title or interest in or to any Pre-Existing IP of the other Party, except that Customer hereby grants to Vetter International and its Affiliates a non-exclusive license to Customer Materials and to Customer Pre-Existing IP solely for purposes of Vetter International and its Affiliates‘ performance of the Services.

11.2.

          API Inventions. Any inventions, improvements, discoveries or enhancements, whether or not patentable, and all associated intellectual property, that (a) are generated, developed, conceived, discovered, or reduced to practice by or on behalf of Vetter International or its Affiliates and arise from or are made in the course of performance of the Services, (b) are in connection to the API or to Customer drug substance-specific processes, programs or materials provided by Customer and/or are specific to the Product, and (c) do not incorporate any of Vetter International Confidential Information (“API Inventions”) will be owned by Customer, and Vetter International agrees to assign and hereby assigns to Customer all rights in Germany, the United States, and throughout the world.

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11.3.

          Manufacturing Inventions. Any inventions, improvements, discoveries or enhancements, whether or not patentable, and all associated intellectual property, that (a) are generated, developed, conceived, or discovered, or reduced to practice by or on behalf of Customer and arise from or are made in the course of performance of the Services, (b) do not contain any API Inventions, and (c) do not incorporate any of Customer Confidential Information (“Manufacturing Inventions”) will be owned by Vetter International, and Customer agrees to assign and hereby assigns to Vetter International all rights in Germany, the United States, and throughout the world, provided, however, that Vetter International shall (i) grant to Customer a royalty-free, sublicenseable, worldwide license for the use of such Manufacturing Invention in the manufacture of the Product by any manufacturer and (ii) provide commercially reasonable assistance to Customer, at Customer’s expense, in the transfer of such licensed Manufacturing Invention to Customer’s designated manufacturer. For the avoidance of doubt, the foregoing obligations of license grant and assistance by Vetter International do not require the transfer to Customer of, or to grant to Customer a license either express or implied for the use or practice of, any Vetter International Pre-existing IP.

11.4.

          Deliverables. Vetter International and its Affiliates agree to assign, and hereby assign, to Customer all of its right, title and interest in and to the Product and batch documentation (collectively, “Deliverables”). Vetter International and its Affiliates appoints Customer its attorney-in-fact to execute and deliver any documents on behalf of Vetter International and its Affiliates for Customer to perfect and enforce its rights to the Deliverables. Notwithstanding the foregoing, Vetter International and its Affiliates will retain full ownership rights in and to all templates, programs, processes, and other materials developed or obtained or licensed from third parties by Vetter International and its Affiliates (which for the avoidance of doubt do not include processes, programs and materials provided by Customer to enable Vetter International to provide the Services) prior to or independent of the performance of its obligations under this Agreement (“Vetter International Property”), regardless of whether such Vetter International Property is used in connection with Vetter International’s performance of the Services.

12.	Indemnification, Insurance and Liability.

12.1.

          Indemnification by Vetter International. Vetter International agrees to indemnify Customer and its directors, officers, and employees (collectively, “Customer Indemnitees”) from and against any and all liability, loss, damage, cost, and expense, including reasonable attorneys’ fees and costs (collectively, “Losses”) they may suffer in connection with any claim or lawsuit brought by a third party arising from a Vetter International Indemnitee’s (defined below) (a) gross negligence or willful misconduct; or (b) breach of this Agreement or Applicable Laws, rules and regulations..

12.2          Indemnification by Customer. Customer agrees to indemnify Vetter International and its directors, officers and employees, and Vetter International’s Affiliates’ directors, officers and employees (collectively, the “Vetter International Indemnitees”) from and against any and all Losses they may suffer in connection with any claim or lawsuit brought by a third party arising from (a) Customer’s transport, storage, promotion, labeling, marketing, distribution, sale, or use of the Product; (b) Customer’s gross negligence or willful misconduct; (c) Customer’s breach of this Agreement; (d) any claim that the use, sale, Manufacturing, marketing or distribution of Product or Customer Materials by Vetter International or its Affiliates, excluding the use of Vetter International’s intellectual property, violates the patent, trademark, copyright or other intellectual property rights of any third party;

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12.3          Indemnification Procedures. Each Party agrees to notify the other party within […***…] days of receipt of any claims made for which the other Party might be liable under Section 12.1 or 12.2, as the case may be. The indemnified Party will be entitled to participate in the defense of such matter and to employ counsel at its expense to assist therein; provided, however, that the indemnifying Party will have final decision-making authority regarding all aspects of the defense of any claim. The Party seeking indemnification will provide the indemnifying Party with such information and assistance as the indemnifying Party may reasonably request, at the expense of the indemnifying Party. Neither Party will be responsible or bound by any settlement of any claim or suit made without its prior written consent; provided, however, that the indemnified Party will not unreasonably withhold or delay such consent. If a settlement contains an absolute waiver of liability for the indemnified Party, and each Party has acted in compliance with the requirements of this Section 12.3, then the indemnified Party’s consent will be deemed given.

12.4          Insurance. Customer shall self-insure or maintain product liability insurance coverage with a reputable international insurance company, of at least […***…] US Dollars per each calendar year during the term of this Agreement and for […***…] thereafter. Vetter International and its Affiliates shall maintain product liability insurance coverage (to the extent commercially reasonable), with a reputable insurance company, in the aggregate of […***…] Euros per each calendar year during the term of this Agreement, with […***…] Euros per personal injury and […***…] Euros per property damage, which coverage shall include attorneys’ fees and court fees. Upon request of the other Party, each Party shall provide a Certificate of Insurance evidencing such coverages and providing […***…] calendar days advance written notice for any material change or cancellation in coverage of limits.

12.5               Liability.

12.5.1     Limitation. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR INDIRECT DAMAGES INCLUDING WITHOUT LIMITATION, LOST PROFITS, ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE; PROVIDED, HOWEVER, THAT THIS LIMITATION WILL NOT APPLY TO DAMAGES RESULTING FROM ANY BREACH OF THE CONFIDENTIALITY AGREEMENT OR THE INDEMNIFICATION OBLIGATIONS HEREIN.

12.5.2     Active Materials. Under no circumstances will Vetter International or its Affiliates be responsible for any loss or damage to the Customer Materials, unless the loss of any Customer Materials occurred through the gross negligence or willful misconduct of Vetter International or its Affiliates; provided, however, that in such case Vetter International and its Affiliates’ liability will not exceed the lesser of: (i) […***…] percent ([…***…] %) of the […***…] of the respective Product affected by the loss of the Customer Materials or (ii) […***…] Euros (€[…***…] ).

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12.5.3     Recalls. If the Product is recalled or returned as set forth in Section 7.2 and the recall or return results from the Products’ non-conformity with the Specifications, the Development Quality Agreement, this Agreement, GMP, Applicable Laws, or is initiated by a regulatory authority, and such non-conformity arose due to Vetter International’s or its Affiliates’ gross negligence, Vetter International’s liability for the recall or returned Product will not exceed […***…] Euros (€[…***…] ).

12.5.4     Maximum Liability. Vetter International and its Affiliates’ liability to Customer under this Agreement for any reason whatsoever will not exceed: (i) in the case of any claims of negligence and/or breach of contract, […***…] percent ([…***…] %) of the contractual amount paid by […***…]; (ii) in the case of gross negligence and/or breach of contract, […***…] percent ([…***…] %) of the contractual amount paid by […***…]; or (iii) in the case of indemnification, […***…] ([…***…] %) of the contractual amount paid by Customer.

12.5.5     No direct Liability of Representatives. Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed by and between the Parties that no Affiliate of Vetter International shall personally assume any responsibility or liability , but Vetter International shall be responsible and liable for the performance of any of its Affilites to the same extent as if Vetter International had performed or failed to perform, all as contemplated or required hereunder, and any claim made under this Agreement (for clarity, specifically including the Quality Agreement) shall exclusively be made against Vetter International.

13.	Warranties.
13.1.

          NEITHER PARTY MAKES ANY WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, THAT THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. VETTER INTERNATIONAL AND ITS AFFILIATES AND CUSTOMER GIVE NO WARRANTY OR CONDITION OF FITNESS FOR A PARTICULAR PURPOSE NOR ANY WARRANTY OR CONDITION OF MERCHANTABILITY FOR THE PRODUCTS.

14.	Term and Termination.

14.1.

          Term. This Agreement shall be in full force and effect as of the Effective Date. This Agreement will expire on the later of (a) ten (10) years from the Effective Date or (b) the completion of all Services under the last Statement of Work executed by the Parties prior to the tenth anniversary of the Effective Date. This Agreement may be extended by mutual agreement of the Parties or earlier terminated as set forth in this Section 14.

14.2.

          Termination by Either Party. Either Party may terminate this Agreement upon prior written notice if the other Party is in major default in the fulfillment of any obligation under this Agreement and such major default is not cured within the relevant notice period. The term “major default” shall include, but not be limited to (i) insolvency, bankruptcy, liquidation, or appointment of a receiver of any significant part of the property, of a Party or Vetter Pharma; (ii) in the case of any other default which can be cured, the failure to commence remedying the default during a period of […***…] calendar days after the giving of written notice specifying such default; and (iii) with respect to Customer, the failure to provide for or maintain product liability insurance as required under this Agreement; or (iv) failure to establish mutual agreement in accordance with Section 10.5 within […***…] calendar days.

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14.3.

          Termination by Customer. Customer may immediately terminate this Agreement at any time with prior written notice to Vetter International if Customer determines, in its sole discretion and consultation with Vetter International, that the Product cannot be commercialized for medical, scientific, regulatory or technical reasons.

14.4.

          Effect of Termination or Expiration. Upon termination or expiration of this Agreement, except as stated within this Agreement, neither Party will have any further obligations under this Agreement, or in the case of termination or expiration of a Statement of Work, under that Statement of Work, except that:

14.4.1.     Customer will purchase, subject to any right of Customer for late/short delivery and inspection and acceptance, at the agreed prices, any Product for which purchase orders have been or are required to be placed in accordance with the applicable Statement of Work prior to the effective date of termination or expiration.

14.4.2.     Customer will be liable to Vetter International for all agreed upon milestone payments achieved or pro-rated for partial achievement, and the Parties cooperate to terminate all Services in an orderly manner; provided, however, that Vetter International will mitigate any non-committed costs as reasonably possible.

14.4.3.     Vetter International will arrange for, at Customer’s option and expense, to either return any remaining Customer Materials to Customer, to destroy the Customer Materials, or to deliver the Customer Materials to a third party, as instructed by Customer.

14.4.4.     Vetter International will return to Customer all copies of Customer Confidential Information and Customer will return to Vetter International all copies of Vetter International Confidential Information, with the exception of one copy of such Confidential Information that each Party may retain in a limited access, secure location to satisfy all regulatory requirements and compliance with the terms herein.

14.5.             Survival. The terms, conditions and obligations under Sections 1, 3, 4, 5, 6, 7, 11, 12, 13, 14.5 and 15 will survive any termination or expiration.

15.	Miscellaneous.

15.1.

          Independent Contractor. All Services will be rendered by Vetter International as an independent contractor and this Agreement does not create an employment relationship, partnership or joint venture between Customer and Vetter International. Vetter International will not in any way represent itself to be a partner or joint venturer of or with Customer.

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15.2.

          Force Majeure. No Party shall be responsible other Party, and no default shall be deemed to have occurred, for failure or delay in performing any obligations or for other non-performance if such failure, delay or other non-performance is caused by or arises from any strike, stoppage of labor, lockout or any other labor trouble, shortage of energy or raw material or any inability to obtain any materials or shipping space, breakdown or delays of carriers or shippers, default or delay by any supplier or sub-contractor or other events due to internalization of operations and services typically and customarily provided by a third party, fire, flood, lightning, fog, storm, unusual weather conditions, explosion, accident, earthquake, volcanic ash, epidemics, act of God, any public enemy, sabotage, invasion, war (declared or undeclared), riot, embargo, governmental or administrative act or restraint, prohibition on import or export of the Product or materials incorporated therein or parts thereof, (unless arising from a failure to comply with Applicable Laws), or any matter or cause that is unavoidable by or beyond the reasonable control of the affected Party (each, an event of “Force Majeure”). A Party shall be under no obligation to settle a strike, labor stoppage, lockout, or any other labor trouble by entering into any agreement to settle any thereof and until any such matter is settled to the satisfaction of the affected Party, such matter shall continue to be deemed Force Majeure. Any and all of the foregoing shall also apply to a Party to the extent that an Affiliate of such Party is performing or providing any service or work in connection with the obligations of a Party. A Party claiming Force Majeure shall promptly notify the other Party specifying the cause and probable duration of the failure, delay or other non-performance. Neither Vetter International nor any of its Affiliates will be under any obligation to fulfill any purchase order which has been, or should have been scheduled to be performed during a time period of Force Majeure; provided, however, a Party so affected shall undertake every reasonable effort to fulfill its contractual obligations to the extent reasonably possible under the circumstances. Each Party shall have the right to terminate this Agreement and/or any SOW under this Agreement if the Force Majeure continues for more than […***…] days without further liability for the termination.

15.3.	United Nations. The United Nations Convention on Contracts for the International Sale of Goods shall not apply with respect to the matters set forth in this Agreement.

15.4.

          Use of Names. Neither party has the right to use the other party’s name or the names of the other party’s employees in any advertising, sales promotional material or press release without prior written permission of the other party, except to the extent such disclosure is reasonably necessary for (a) regulatory filings, including filings with the U.S. Securities Exchange Commission, FDA, or EMA, (b) prosecuting or defending litigation, and (c) complying with (i) applicable governmental regulations and legal requirements and (ii) the requirements of any stock exchange or stock listing entity.

15.5.

          Notices. All notices required or permitted under this Agreement must be in writing and must be given by addressing the notice to the address for the recipient set forth in this Agreement or at such other address as the recipient may specify in writing under this procedure.

If to Customer:                                    Sophiris Bio Corp.

Attn: Allison Hulme, COO and Head of R&D

1258 Prospect Street

La Jolla, California 92037 USA

Fax: […***…]______

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If to Vetter International:      Vetter Pharma International GmbH

Attn. Managing Director

Eywiesenstraße 5, 88212 Ravensburg, Germany

Fax: […***…]

With copy to:

Vetter Pharma-Fertigung GmbH & Co. KG

Attn. Head of Legal Department

Schützenstraße 87, 88212 Ravensburg, Germany

Fax: […***…]

Notices will be deemed to have been given (a) three (3) Business Days after deposit in the mail with proper postage for first-class registered or certified mail prepaid, or (b) one (1) Business Day after sending by nationally recognized overnight delivery service

15.6             Assignment. This Agreement may not be assigned or transferred, in whole or in part, by either party without the prior written consent of the other party. However, Vetter International may transfer or assign this Agreement, in whole or in part without the prior written consent of Customer, to an Affiliate, provided that all obligations of Vetter International are assumed by the assignee. Notwithstanding the above, Customer may, without prior notice or consent, assign this Agreement and its rights and obligations hereunder to a third party in connection with the transfer or sale of all or substantially all of its business related to the subject matter of this Agreement, or in the event of a change in control of Customer or its merger, acquisition, consolidation or a similar transaction, in which event Vetter International has the right to immediately terminate the Agreement or any Statement of Work based on Vetter’s commercially reasonable concerns regarding assignee’s ability to meet Customer’s obligations under this Agreement within a period of ninety days after receipt of written notification of such sale, merger, consolidation or similar transaction.

15.7             Entire Agreement. This Agreement, including the Confidentiality Agreement attached hereto as Annex 3 and incorporated herein, constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between Vetter International and Customer with regard to such subject matter. In the event of any conflict, discrepancy, or inconsistency between the terms set forth in the body of this Agreement, any Statement of Work or any purchase order issued under this Agreement, the terms of the body of this Agreement will control. Further, the terms of a Statement of Work will control over the terms of any purchase order issued by Customer for the Services under that Statement of Work.

15.8             Conflict. In the event of any conflict between any provision of the Development Quality Agreement and the other provisions of this Agreement, the provisions of the Development Quality Agreement shall control all technical, pharmaceutical and quality related provisions of the Services, all other provisions will be controlled by this Agreement. In the event of any conflict between the Statement of Work and the Agreement, the provisions of the Agreement shall control.

15.9             No Modification. This Agreement may be changed only by a writing signed by an authorized representative of each Party.

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15.10

          Severability; Reformation. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the other terms of this Agreement in such jurisdiction, or the terms of this Agreement in any other jurisdiction.  The Parties will substitute for the invalid or unenforceable provision a valid and enforceable provision that conforms as nearly as possible with the original intent of the Parties.

15.11

          Governing Law and Dispute Resolution. The Parties shall attempt to amicably settle and in good faith resolve any dispute in connection with this Agreement, by negotiations between designated representatives prior to the commencement of any litigation. If no amicable settlement and good faith resolution thereof has been achieved within […***…] Business Days from the initiation of negotiations, such dispute may be brought by written notice to the executive management representatives who shall use reasonable endeavors to amicably settle and in good faith resolve such dispute within […***…] Business Days of receipt of said notice. If no settlement or resolution is achieved within the time period, such dispute shall be brought by written notice to the highest management representatives who shall use reasonable endeavors to amicably settle and in good faith resolve such dispute within further […***…] Business Days of receipt of said further notice. If such settlement fails, either Party may, at its sole discretion, refer any dispute, controversy or claim arising out of or in connection with this Agreement to Arbitration under the Rules of Arbitration of the German institution for arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V. (DIS); “Rules”). All disputes, controversies or claims arising out of or in connection with the present Agreement shall be finally settled in accordance with the Rules by three arbitrators appointed in accordance with the Rules. The seat of arbitration shall be Frankfurt am Main, Germany. The language to be used in the arbitral proceedings shall be English. Annexes to any procedural document may also be provided in the German language. This Agreement shall be governed by, construed and interpreted and all disputes, controversies or claims arising under or in connection with this Agreement shall be resolved in accordance with the substantive laws of Germany without recourse to any conflict of laws rules. Notwithstanding the foregoing, each Party shall be entitled to obtain injunctive relief against any threatened breach of this Agreement or the continuation of any such breach by the receiving Party by way of ordinary civil proceedings. Any decision or arbitral award delivered in the arbitration shall be reasoned and in writing, and shall be final and binding on the Parties and enforceable in any competent court of law. The Parties undertake to comply promptly with any award without delay and shall be deemed to have waived their right to any form of recourse insofar as such waiver can validly be made.

15.12

          Waiver. No waiver of any term, provision or condition of this Agreement in any one or more instances will be deemed to be or construed as a further or continuing waiver of any other term, provision or condition of this Agreement. Any such waiver must be evidenced by an instrument in writing executed by an officer authorized to execute waivers.

15.13

          Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. A facsimile or scanned copy of this Agreement that includes a party’s signature will be deemed an original.

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15.14	Headings. This Agreement contains headings only for convenience and such headings should not be used in the construction of this Agreement.

(Page remainder left blank intentionally.)

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IN WITNESS WHEREOF, duly authorized representatives of each Party have executed this Agreement on the dates and at the places below written.

SOPHIRIS BIO CORP. Signature: /s/ Allison Huhme Name: Allison Hulme Title: COO & Head of Research & Development Place: 1258 Prospect Street, La Jolla Date:6th March 2019

Signature: _______________________________

Name:__________________________________

Title:___________________________________

Place: __________________________________

Date:___________________________________

VETTER PHARMA INTERNATIONAL GMBH
Signature: /s/ Hermann Piana Name: Dr. Hermann Piana Title: Director Key Account Management Europe Place: Ravensburg Date: 19th March 2019	Signature: /s/ Harmann Kleinle Name:Hermann Klienle Title: Key Account Manager Place: Ravensburg Date: 19th March 2019

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ANNEX 1: STATEMENT OF WORK (SAMPLE)

Statement of Work No. ___

This Statement of Work No. ___ (“SOW”), is entered into by and between Vetter Pharma International GmbH (“VPI”) and Sophiris Bio Corp. (“Sophiris”) and shall be effective as of _____________ (the “SOW Effective Date”). Upon execution, this SOW shall be subject to and incorporated into that certain Master Services Agreement dated ______________________ (the “Agreement”).

NOW, THEREFORE, in reliance upon and in consideration of the following undertakings and for other good and valuable consideration, the Parties hereby agree to the following:

1.

Services. VPI agrees to provide, by VPI itself or via any VPI Affiliate, certain pharmaceutical development and/or Manufacturing services for Phase I or Phase II clinical trial projects (“Services”), which Services shall be:

a.	performed in accordance with the quotation set forth in Annex 1, attached hereto and incorporated herein by reference;

b.	subject to the terms and provisions set forth in the Agreement; and

c.	if expressly agreed that cGMP standards shall apply to such services, subject to the Development Quality Agreement dated ____________________ (“Quality Agreement”).

2.

Pricing. For VPI’s performance of the Services, Sophiris shall pay to VPI the amounts (“Prices”) set forth in detail in Annex 1, which shall be invoiced and payable in accordance with the applicable payment schedule set forth therein. The terms of the Agreement shall apply to the Prices due hereunder.

3.

Term and Termination. The term of this SOW shall commence as of the SOW Effective Date and shall continue until completion of the Services described herein, provided, however, that this SOW may be terminated in accordance with the Agreement.

The terms of the Agreement shall take precedence and control over the terms of this SOW and those of any purchase order issued by Sophiris in connection with these Services; further, the terms of this SOW shall take precedence and control over those of any purchase order issue by Sophiris in connection with these Services. Any capitalized term used in this SOW but not defined herein shall have the meaning set forth in the Agreement. A facsimile or scanned copy of this SOW that includes a Party’s signature shall be deemed an original. This SOW may be executed in counterparts, each of which is deemed an original, but all of which together constitute one and the same agreement. Delivery of an executed counterpart of this SOW electronically or by facsimile shall be effective as delivery of an original executed counterpart of this SOW.

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IN WITNESS WHEREOF, the parties by their authorized representatives have executed this SOW with effect as of the SOW Effective Date:

Sophiris Bio Corp.

By: ____________________________________

Name: __________________________________

Title: ___________________________________

Date: ___________________________________

vetter pharma interNational gmbh

By: ____________________________________

Name: __________________________________

Title: ___________________________________

Date: ___________________________________

By: ____________________________________

Name: __________________________________

Title: ___________________________________

Date: ___________________________________

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Annex 1 to the Statement of Work No. [#]

Quotation titled:

“ _____________________ ”

Quotation No: ________

Dated: ____________________

[see following pages]

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ANNEX 2: DEVELOPMENT QUALITY AGREEMENT

[…***…]

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ANNEX 3: CONFIDENTIALITY AGREEMENT

[…***…]

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